FORM 18-K/A
Amendment No. 1
For Foreign Governments and Political Subdivisions Thereof
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
ANNUAL REPORT
of
THE REPUBLIC OF ITALY
(Name of Registrant)
Date of end of last fiscal year: December 31, 2005
SECURITIES REGISTERED*
(As of close of the fiscal year)

Title of Issues	Amounts as to which registration	Names of exchanges on which
	is effective	registered

N/A*	N/A	N/A
Name and address of Authorized Agent of the Registrant in the United States to receive notices and communications from the Securities and Exchange Commission:
THE HONORABLE GIOVANNI CASTELLANETA
Italian Ambassador to the United States
3000 Whitehaven Street, N.W.
Washington, D.C. 20008
It is requested that copies of notices and communications from the Securities and Exchange Commission be sent to:
RICHARD A. ELY, ESQ
Skadden, Arps, Slate, Meagher & Flom (UK) LLP
40 Bank Street,
Canary Wharf
London E14 5DS
England

*	The Republic of Italy files Annual Reports on Form 18-K voluntarily in order for The Republic of Italy to incorporate such Annual Reports and the amendments thereto into its shelf registration statements.

SIGNATURE
EXHIBIT INDEX
EX-1

     This amendment to the annual report of the Republic of Italy (the “Republic”) on Form 18-K for the year end December 31, 2005 comprises:
(a)	Pages numbered 1 to 4 consecutively.

(b)	The following exhibits:
     Exhibit 1 — Recent Developments update dated June 5, 2007.
     This amendment to the annual report is filed subject to the Instructions for Form 18-K for Foreign Governments and Political Subdivisions thereof.

2

SIGNATURE
     Pursuant to the requirements of the United States Securities Exchange Act of 1934, the registrant Republic of Italy has duly caused this Amendment No. 1 to the Annual Report to be signed on its behalf by the undersigned, thereunto duly authorized, in Rome, Italy on June 5, 2007.

REPUBLIC OF ITALY

By: Name:	/s/ Maria Cannata Dott.ssa Maria Cannata
Title:	Director General – Treasury Department – Direction II Ministry of Economy and Finance

3

EXHIBIT INDEX

Exhibit	Description

1	Recent Developments update dated June 5, 2007

4